Exhibit 10.9.4

AGREEMENT

This Purchase Option Agreement (this “Agreement”) is made and entered into as of the 3rd day of January, 2013 but is effective as of the 2nd day of November, 2012 (the “Effective Date”), by and between WYNN RESORTS, LIMITED, a Nevada corporation, with offices at 3131 Las Vegas Boulevard South, Las Vegas, Nevada (the “Company”) and STEPHEN A. WYNN, an individual (“Wynn”). The Company and Wynn are sometimes referred to herein as the “parties” and each a “party.”

R E C I T A L S

A.	The Company previously granted Wynn an option to purchase an approximate two acre tract of land (the “Wynn Home Site Land”) at fair market value located on the Wynn Las Vegas golf course land (the “Golf Course Land”) for the purpose of building a personal residence (the “Existing Purchase Option”).

B.	On September 18, 2012, in connection with the termination of certain financing arrangements of Wynn Las Vegas, LLC, an indirect wholly-owned subsidiary of the Company (“WLV”), and the release of liens thereunder, WLV distributed to Wynn Resorts Holdings, LLC, a direct wholly-owned subsidiary of the Company (“Holdings”), among other things, all of the equity interests in Wynn Golf, LLC, including all right, title and interest in, and to, the Golf Course Land (the “Distribution”).

C.	The Company, through its direct wholly-owned subsidiaries, owns or may own aircraft for use in its operations (each, an “Aircraft”).

D.	The Compensation Committee and the Audit Committee of the Company have determined that it is in the best interests of the Company, and Wynn has agreed, to terminate the Existing Purchase Option and instead grant Wynn the option to purchase any or all of the Aircraft on the terms set forth herein.

In consideration of the premises and mutual covenants contained herein, the parties agree as follows:

1.	Termination and Grant of Purchase Option.

1.1 Termination of Existing Purchase Option; Release of Claims. The parties hereby terminate the Existing Purchase Option effective as of the Effective Date. Wynn hereby releases and discharges the Company and its affiliates, together with all principals, officers, agents, attorneys, servants, employees and assigns and/or representatives of the Company and its affiliates from any and all claims, demands or causes of actions, known or unknown, which Wynn may now have or may hereafter have with respect to the Wynn Home Site Land and/or the Existing Purchase Option.

1.2 Grant of Aircraft Purchase Option.

(a) In consideration of the termination of the Existing Purchase Option and release of claims thereunder, during the period from the Effective Date through to the date of termination of that certain Employment Agreement between the Company and Wynn, dated as of October 4, 2002, as amended from time to time (the “Aircraft Purchase Option Term”), Wynn shall have the right to elect, by written notice to the Company (the “Option Exercise Notice”), to purchase any or all of the Aircraft, at a price equal to such Aircraft’s book value as shown on the Company’s financial statement as of the Option Exercise Notice date, within 30 days of the Option Notice Exercise Date (the “Purchase Price Notice”).

(b) The purchase shall be effected as follows: (i) the parties shall mutually agree upon closing date within 30 days after the date of the Purchase Price Notice, (ii) on the closing date, Wynn shall pay in cash the Purchase Price in U.S. dollars by wire transfer of immediately available funds to the account specified by the Company, and (iii) the parties shall execute such agreements and related documents as are reasonably necessary to complete the purchase and transfer all right, title and interest in and to the Aircraft being purchased free and clear of all liens.

(c) Under no circumstances shall this Agreement be interpreted to represent a present property interest in the Aircraft and shall not limit the Company’s right to sell or otherwise dispose of an Aircraft prior to the delivery of an Option Exercise Notice. Wynn shall have no right to deliver an Option Exercise Notice to the Company for an Aircraft that is subject to a fully executed aircraft sale agreement between the Company (or its affiliates) and a bona fide third party purchaser for such Aircraft.

2. Notices. Any notice to be given pursuant to this Agreement by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested, or facsimile. Notice by mail shall be sent concurrently with any facsimile notice. Notices shall be addressed to the parties at the address specified below, but each party may change its address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; facsimile notices (with a concurrent mailing) shall be deemed communicated three (3) days after mailing.

To Wynn:

Stephen A. Wynn

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

To the Company:

Wynn Resorts, Limited

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: Kim Sinatra - General Counsel

3. Miscellaneous.

3.1 Choice of Law. This Agreement shall be deemed to be made and shall be construed in accordance with the laws of the State of Nevada, without reference to its conflict of laws provisions.

3.2 Headings. The headings contained in this Agreement are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.

3.3 Severability. If any portion of this Agreement is in conflict with any applicable federal or state law now in force or hereafter enacted, such provision shall become inoperative, but all other provisions of this Agreement shall remain in full force and effect.

3.4 Assignment. The Company may assign or otherwise transfer this Agreement only to an Affiliate or to the successor of all or a substantial portion of the business of the Company relating to this Agreement, and Wynn may assign or otherwise transfer this Agreement only to his heir(s) or other person or entity that succeeds to any rights that Wynn retains, which successor(s) in either such case shall thereafter be deemed substituted for Wynn hereunder effective upon such assignment.

3.5 Construction. For purposes of construction of this Agreement, the language herein shall be deemed to be the language of all parties, and no party shall be deemed to be the drafting party.

3.6 written Amendments. This Agreement may be amended only by written agreement, executed by both parties.

3.7 Entire Agreement. This Agreement constitutes the entire understanding between the parties, and supersedes and replaces any and all prior written and oral agreements, including without limitation with respect to the Existing Purchase Option. There are no other terms and conditions except those set forth herein.

In Witness Whereof, the parties have caused this Agreement to be duly executed as of the Effective Date.

WYNN:	WYNN RESORTS, LIMITED:

/s/ Stephen A. Wynn	/s/ Marc Schorr

Stephen A. Wynn	By	Marc Schorr
	Its	C.O.O.

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